Exhibit 10.1

July 1, 2010

Harlee Olafson
109 Buckingham Court
Mankato, MN  56001

Dear Harlee:

I am pleased to offer you employment as Executive Vice President and Chief Risk Officer of West Bancorporation, Inc. (the "Company") and West Bank.

1.           Your employment will commence on or before August 20, 2010 (the “Effective Date”).

2.           In your positions, you will report to the Chief Executive Officer of the Company and perform the duties customarily associated with chief risk officer positions at a publicly traded company and a bank, including such specific duties as may be assigned to you by the CEO or the boards of directors from time to time. You will be expected to perform faithfully and loyally and to the best of your abilities the duties assigned to you and to devote your full business time, attention, and effort to the affairs of the Company and its subsidiaries.

3.           Your annual base salary will be $210,000 ("Base Salary") to be paid in accordance with West Bank’s regular payroll practices (less any withholdings and deductions required by law or authorized by you).  Your Base Salary may be increased for subsequent years, but not decreased, by the Company’s Board of Directors, in its sole discretion, in accordance with the executive compensation plans and policies then in effect.

4.           You shall be eligible to receive a performance bonus of up to forty percent of the amount of your Base Salary for each calendar year worked in accordance with the Company's senior executive bonus plan then in effect ("Performance Bonus").  The amount, if any, of such bonus shall be determined by the Board in its sole discretion.  Any Performance Bonuses awarded while the Company is participating in the Department of the Treasury’s TARP program will be paid in long-term restricted stock.  The stock restrictions shall include (1) a vesting period of not more than the longer of three years from the grant date or the time of repayment of all TARP funds and (2) a requirement that you be employed by the Company on each vesting date.  To the extent not precluded by law or any TARP restriction, the continued employment conditions for vesting of each Performance Bonus shall be satisfied if during your employment by the Company or West Bank you become permanently and fully disabled or die or in the event of a change in control of the Company or a sale of substantially all of the Company’s operating assets.  The Company’s Compensation Committee has the sole discretion to impose vesting restrictions under the West Bancorporation, Inc. Restricted Stock Compensation Plan.  The Company’s Board of Directors has the sole discretion to determine the form of payment (i.e., cash, restricted stock, other) for Performance Bonuses awarded after the Company is no longer subject to TARP executive compensation restrictions.

5.           As consideration for your willingness to enter into this agreement, you will be granted that number of shares of restricted stock pursuant to the Company's Restricted Stock Compensation Plan to constitute $30,000 (valued as of the grant date).  The stock will vest on the later of 1) the time of the Company’s repayment of all TARP funds or 2) two years from the date of the grant.  You will not have to be employed by the Company or West Bank at the time of vesting in order to receive this stock.  If this stock grant can not be made by December 15, 2010, you will be paid $30,000 cash (less any withholdings and deductions required by law or authorized by you) on or before December 31, 2010.

6.           You shall receive those employee benefits and perquisites which the Company makes available to its senior executive officers, including specifically allowances for country club dues and a car in amounts of at least what you are receiving through your current employment.  You shall be entitled to not less than 25 days of paid time off, plus all Company-recognized holidays, during each full year of employment hereunder in accordance with the general terms of the vacation policy adopted by the Company.  The Company reserves the right to modify, amend, suspend, or terminate any or all such employee benefit plans and policies at any time.

7.           The Company will pay your standard and actual relocation expenses including, but not limited to, up to four months of temporary housing in the Des Moines area for you and real estate commission, if any, incurred by you on the sale of your current house.  If you are not able to sell your current house by November 15, 2010, the Company will buy it at its appraised value.

8.           You will be reimbursed for all proper and reasonable expenses incurred by you in the performance of your duties in accordance with the policies of the Company.

9.           From and after the Effective Date and through and including the date that is one year after the effective date of your termination of employment, you agree to not do any of the following, directly or indirectly, without the prior written consent of the Company’s Board of Directors:

(a)
directly or indirectly (whether as owner, stockholder, director, officer, employee, principal, agent, consultant, independent contractor, partner or otherwise) own, manage, operate, control, or otherwise carry on a business in competition with the business conducted by the Company or any subsidiary of the Company; or

(b)
directly or indirectly attempt to induce any employee of the Company or a subsidiary of the Company to terminate or abandon his or her employment for any purpose whatsoever or any attempt directly or indirectly to solicit the trade or business of any current customer, supplier, or partner of the Company; or

(c)
directly or indirectly engage in any activity which is contrary, inimical, or harmful to the interests of the Company, including but not limited to (i) violations of Company policies or (ii) disclosure or misuse of any confidential information or trade secrets of the Company or a subsidiary of the Company.

You acknowledge that any breach or potential breach of this paragraph will result in serious and irreparable injury to the Company for which the Company cannot be adequately compensated by monetary damages alone. You agree, therefore, that, in addition to any other remedy the Company may have, the Company will be entitled to seek both preliminary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages or posting of a bond.

10.           During your employment by the Company and West Bank, you will not earn any fees for your service, if any, as a director of the Company or any of its subsidiaries. You may engage in charitable, civic, or community activities and, with the prior approval of the Board, may serve as a director of any other business corporation, provided that such activities or service do not interfere with your duties to the Company or violate the terms of any of the covenants contained in this agreement.

11.           Except for disputes between the parties concerning this agreement, the Company shall protect and indemnify you against any and all legal claims or actions involving you as a consequence of your employment under this agreement to the maximum extent allowed under the Iowa Business Corporation Act.  The Company shall also provide you the maximum insurance coverage provided any other employee of the Company.  The Company agrees to continue your coverage under such directors and officers’ liability insurance policies as shall from time to time be in effect for Company officers and employees for not less than six years following your termination of employment.

12.           Should your employment by the Company be terminated, you agree to thereafter cooperate in the truthful and honest prosecution and/or defense of any claim in which the Company or its subsidiaries may have an interest (with the right of reimbursement for reasonable expenses actually incurred), which may include, without limitation, being available to participate in any proceeding involving the Company or its subsidiaries, permitting interviews with representatives of the Company, appearing for depositions and trial testimony, and producing and/or providing any documents or names of other persons with relevant information in your possession or control arising out of your employment in a reasonable time, place, and manner.

13.           This agreement constitutes the entire agreement and understanding between you, the Company, and West Bank with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements, or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof.

14.           No provision of this agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by you and an authorized representative of the Company and West Bank.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by you, the Company, or West Bank to insist upon strict compliance with any provision of this agreement or to assert any right hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this agreement.

15.           The interpretation, construction, and performance of this agreement shall be governed by, construed, and enforced in accordance with the internal laws of the state of Iowa without regard to its principles of conflicts of laws.  The invalidity or enforceability of any provision of this agreement shall not affect the validity or enforceability of any of the other provisions of this agreement, which other provisions shall remain in full force and effect.

16.           Please note that the purpose of this agreement is merely to describe the terms of your employment.  This agreement does not create any contract for or right to continued employment for any specific period of time.  Your employment with the Company and West Bank at all times will be “at will.”  This means that you, the Company, or West Bank may end your employment at any time for any or no reason by providing a ninety day written notice of termination.  You agree to faithfully continue your service to the Company and West Bank during the notice period if you terminate your employment.

To indicate your acceptance of the terms of this agreement, please sign this letter in the space below and return it to me.  Both the Board and I look forward to your long and successful service to the Company and West Bank.

Very truly yours,

/s/ David D. Nelson
David D. Nelson
Chief Executive Officer
West Bancorporation, Inc.

I understand and accept the terms and conditions of my employment with West Bancorporation, Inc. and West Bank as expressed above.

By:	/s/ Harlee Olafson	Date: July 9, 2010
Harlee Olafson